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NEWS RELEASE                                             [LOGO OF BRE]
                                                                  Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:  Lauren L. Barr
          BRE Properties, Inc.
          (415) 445-6523

    BRE PROPERTIES COMPLETES ACQUISITION OF TRAMMELL CROW RESIDENTIAL'S
                     WESTERN U.S. ASSETS AND OPERATIONS

            --BRE Becomes Nation's 6th Largest Apartment REIT in
                    Transaction Valued at $585 Million--

        SAN FRANCISCO (November 18, 1997) BRE Properties, Inc. (NYSE: BRE) today announced the completion of its acquisition of Trammell Crow Residential's assets and operations in the Western U.S. (TCR-West). BRE's equity market capitalization now totals approximately $1.2 billion, making it the nation's 6th largest multifamily real estate investment trust (REIT). The calculation is based on BRE's most recent closing stock price and the number of common shares and Operating Company Units ("OP Units") outstanding following the acquisition.

        The acquisition comprises 7,231 apartment homes (including approximately 2,445 units under development) as well as TCR-West's development, construction, and third-party property management operations. The combined company will own 81 multifamily communities, totaling 20,774 apartment units in twelve major metropolitan regions in California, Arizona, Washington, Oregon, Nevada, New Mexico, Utah and Colorado.

        In connection with the transaction, BRE issued $100 million of common stock (3,713,331 shares) to Prudential Real Estate Investors at a share price of $26.93. In addition, former partners of TCR-West and other investors received approximately $72 million in OP Units (2,672,088 units). Additional OP Units, valued at approximately $15.5 million, may be issued at future dates in connection with performance-based measures. The OP Units will be convertible into shares of BRE common stock on a 1:1 basis, or into an equivalent amount of cash at BRE's election, beginning one year from the date of issue.

        The balance of the purchase price was funded with approximately $158 million in cash and $126 million in assumed mortgages. As part of the transaction, BRE obtained the nationally-recognized development team of TCR-West, with eight apartment sites under various stages of development. Costs to complete the development properties are estimated at $113.5 million and are expected to be funded incrementally over the next 24 months.

        - BRE Properties, Inc. - One Montgomery Street, Suite 2500 -
              - Telesis Tower, San Francisco, CA 94104-5525 -
                   - Fax: 415-445-6505 - bremail@aol.com -
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        Frank C. McDowell, president and chief executive officer of BRE
Properties, said, "The acquisition significantly advances BRE's goal of becoming the preeminent multifamily REIT in the West. Not only do we add more than 7,200 high-quality apartment homes in our target markets, we benefit from the combined talents of 1,000 of the best-trained professionals in the multifamily business as associates of TCR-West's development, construction and property management divisions join forces with the BRE team.

        "We believe that the people, assets, expanded geographic presence and operating strengths of the 'new' company gives BRE the ability to more effectively implement its performance and growth goals. Specifically, by adding the proven development capabilities of TCR-West, we believe BRE can significantly accelerate the growth rate of its funds from operations (FFO). Leading that effort will be Bruce C. Ward, former Group Managing Partner of TCR-West, who will join BRE's senior management team as Executive Vice President with primary responsibility for acquisition and development.

        Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities laws. Although BRE believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the company can give no assurance that such expectations will be achieved. Factors that could cause the actual results to differ materially from BRE's current expectations include general economic conditions, local real estate conditions, the timely development and lease-up of apartment communities, legislative or other regulatory decisions, future interest rate levels or capital markets conditions, as well as other risks detailed from time to time in BRE's SEC reports. For more details, please refer to BRE's most recent Annual Report on Form 10-K, as amended, for the year ended December 31, 1996.

        BRE Properties, Inc., headquartered in San Francisco, is a self-administered, self-managed and fully integrated real estate investment trust focusing on the acquisition, development, ownership and management of multifamily properties in the Western United States. Today, BRE owns and operates 73 apartment communities totaling 18,329 units in California, Arizona, Washington, Oregon, Nevada, New Mexico, and Utah. The company currently has eight other apartment communities under development totaling 2,445 units and will shortly expand into Colorado. Additional information about BRE can be found on the company's web site (http:\\breproperties.com).

                                     ###

        - BRE Properties, Inc. - One Montgomery Street, Suite 2500 -
              - Telesis Tower, San Francisco, CA 94104-5525 -
                   - Fax: 415-445-6505 - bremail@aol.com -